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                                                               EXHIBIT 8.1

                            HALE AND DORR LLP

                            Counsellors at Law

               60 State Street, Boston, Massachusetts 02109

                     617-526-6000 * Fax 617-526-5000

                                                          December 8, 1998

Arch Communications Group, Inc.

1800 West Park Drive, Suite 250

Westborough, Massachusetts 01581

  Re: Registration Statement on Form S-4 and Prospectus of Arch
      Communications Group, Inc.

Ladies and Gentlemen:

  We are counsel to Arch Communications Group, Inc., a Delaware corporation ("Arch"), and have acted as such in connection with the filing of a Registration Statement on Form S-4 (File No. 333-62211) (the "Registration Statement") under the Securities Act of 1933, as amended, which includes the Prospectus relating to an offering of transferable stock purchase rights in connection with other transactions contemplated by the Agreement and Plan of Merger dated as of August 18, 1998, as amended as of September 3, 1998 and as of December 1, 1998 (the "Merger Agreement"), by and among Arch, Farm Team Corp., a Delaware corporation and wholly owned subsidiary of Arch, MobileMedia Corporation, a Delaware corporation ("Parent") which is currently operating as a debtor-in-possession under Chapter 11 of the United States Bankruptcy Code ("Chapter 11"), and MobileMedia Communications, Inc., a Delaware corporation and wholly owned subsidiary of Parent which is also currently operating as a debtor-in-possession under Chapter 11 ("MMC" and, together with its subsidiaries, "MobileMedia"); and a related Third Amended Joint Plan of Reorganization of Parent and MobileMedia under Chapter 11 dated as of December 1, 1998 (the "Amended Plan").

  We have examined the Registration Statement, the Merger Agreement and the exhibits thereto, the Amended Plan and the exhibits thereto, and such other documents as we considered relevant to our analysis. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

  Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the statements made in the Registration Statement under the caption "The Merger and the Reorganization-- Material Federal Income Tax Consequences", insofar as they purport to constitute summaries of matters of United States federal income tax law and regulations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

  No opinion is expressed as to any federal income tax consequences of the transactions described in the Registration Statement except as specifically set forth herein. This opinion is intended solely for the purpose of inclusion as an exhibit to the Registration Statement. It may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement in connection with references to this opinion. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                          Very truly yours,

                                          /s/ Hale and Dorr LLP

                                          Hale and Dorr LLP

Washington, DC                    Boston,MA                     London,UK*
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  Hale and Dorr LLP includes professional corporations *Brobeck Hale and Dorr
          International (an independent joint venture law firm)